Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Eve Callahan

SVP, Corporate Communications

Umpqua Holdings Corporation

503-727-4188

evecallahan@umpquabank.com

UMPQUA HOLDINGS CORPORATION APPOINTS LAUREEN SEEGER

TO BOARD OF DIRECTORS

PORTLAND, Ore. – July 19, 2012 – Umpqua Holdings Corporation (NASDAQ:UMPQ), the parent company of Umpqua Bank, has appointed Laureen Seeger to its board of directors. Seeger was named director of Umpqua’s board for a one year term at its July 18 board meeting.

Seeger is executive vice president, general counsel and chief compliance officer of McKesson Corporation, a Fortune 14 company based in San Francisco. As the corporation’s chief legal officer, Seeger oversees the legal, public affairs, compliance and corporate secretarial departments for McKesson and its subsidiaries. She is responsible for Securities and Exchange Commission and other critical regulatory filings, manages major litigation for the corporation, and provides legal support for key acquisitions and divestitures.

Previously, Seeger was vice president and general counsel of McKesson Technology Solutions, with revenues of more than $3 billion.

“Laureen is a tremendous addition to our board of directors,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “Her exceptional legal and regulatory background complements the expertise of our board and management team, and will help position Umpqua for continued growth, particularly in the Bay Area.”

Before joining McKesson Seeger served as a commercial litigation partner at the Atlanta law firm of Morris, Manning & Martin, LLP, and as a commercial litigation attorney at Jones, Day, Reavis & Pogue.

Seeger is a member of the board of the California Chamber of Commerce and the board of the Bay Area chapter of the American Heart Association. She was named one of the San Francisco Business Times “100 Most Influential Bay Area Women” in 2007, 2008 and 2009. She holds a Bachelor of Business Administration degree from the University of Wisconsin-Eau Claire and a law degree from the University of Wisconsin-Madison.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

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